UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2009

NORTH AMERICAN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26670	51-0366422
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20200 Sunburst Street, Chatsworth, CA		91311
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (818) 734-8600

Check the appropriate box below if the Form 8-K filing is intended to be simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On March 26, 2009, North American Scientific, Inc., a Delaware corporation (the “Company”), North American Scientific, Inc., a California corporation and wholly-owned subsidiary of the Company (“Sub”), and Portola Medical, Inc., a Delaware corporation (“Purchaser”), entered into an Asset Purchase Agreement (the “Purchase Agreement”).

Pursuant to the terms and subject to the conditions set forth in the Purchase Agreement, Purchaser agreed to purchase substantially all of the assets of the Sub relating to the Sub’s ClearPath business (the “Asset Sale”) for a purchase price of $400,000 (the “Purchase Price”) and the assumption of certain liabilities of the Sub.  At the sole discretion of the Purchaser, the Purchaser is entitled to credit the Purchase Price against the Sub’s obligations under its debtor-in-possession credit facility provided by the Purchaser.  The Purchaser is an affiliate of Three Arch Partners, the majority stockholder of the Company.  The Boards of Directors of the Company (the “Board”) and the Sub have approved the Asset Sale and the Purchase Agreement and determined that the Purchase Agreement and the Asset Sale are advisable and both fair to and in the best interest of the stockholders of the Company and the Sub.

The Company and Sub have made customary representations, warranties and covenants in the Purchase Agreement.

Consummation of the Asset Sale is subject to customary closing conditions, including, among other things, (i) the representations and warranties of the parties to the Purchase Agreement shall be true and correct as of the closing, except as would not be reasonably expected to have a material adverse effect; (ii) the United States Bankruptcy Court for the Central District of California (the “Bankruptcy Court”) shall have entered into a final sale order; (iii) the Sub executing a non-competition agreement in favor of Purchaser; (iv) the parties executing a mutual license agreement, pursuant to which the Purchaser shall be entitled to license certain assets retained by the Sub and the Company; (v) the Sub shall obtain prepaid product liability insurance reasonably acceptable to the Purchaser with respect to products manufactured or sold prior to the closing of the Asset Sale for a period of one (1) year from the closing of the Asset Sale in the amount of $5,000,000; and (vi) the Sub’s successful rejection of certain agreements to which the Sub is currently a party.

In connection with the Purchase Agreement, the Company and Sub intend to file motions with the Bankruptcy Court for orders granting authority to consummate the Asset Sale with the Purchaser pursuant to Section 363 of the United States Bankruptcy Code and to establish bidding procedures.  Subject to Bankruptcy Court approval of the Purchase Agreement bidding procedures, bids will not be considered qualified for the auction unless, among other things:

•	Such bid is for an amount equal to or greater than the aggregate of the sum of the Purchase Price and $50,000;

•	Any overbid bids thereafter must be higher than the then existing bid in increments of not less than $25,000;

•	Such bid is received by the Purchaser and the Sub no later than two (2) business days prior to the hearing on the motion to approve the sale of the subject assets; and

•	Such bid is accompanied by a deposit in the form of a cashier’s check made payable to the order of the Sub in the amount of $50,000.

Other bidding procedures applicable to the sale will be established pursuant to the order of the Bankruptcy Court.

If the Company and Sub consummate a transaction other than the Asset Sale to the Purchaser, subject to the approval of the Bankruptcy Court, the Sub shall, on the first business day following the consummation of a transaction with a bidder other than the Purchaser, reimburse the Purchaser for all expenses incurred by the Purchaser in connection with the negotiation, execution and delivery of the Purchase Agreement up to an aggregate amount of $50,000.

The foregoing summary of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement attached as Exhibit 2.1, which is incorporated herein by reference.  The Purchase Agreement has been attached to provide investors with information regarding its terms.  It is not intended to provide any other factual information about the Company or the Sub.  In particular, the assertions embodied in the representations and warranties contained in the Purchase Agreement are qualified by information in confidential disclosure schedules provided by the Company and the Sub in connection with the signing of the Purchase Agreement.  These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Purchase Agreement.  Moreover, certain representations and warranties in the Purchase Agreement were used for the purpose of allocating risk between the Company, Sub and the Purchaser, rather than establishing matters of fact.  Accordingly, the representations and warranties in the Purchase Agreement may not constitute the actual state of facts about the Company, Sub and the Purchaser.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description
2.1	Asset Purchase Agreement, dated March 26, 2009, by and among Company, North American Scientific, Inc., a California corporation, and Portola Medical, Inc., a Delaware corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH AMERICAN SCIENTIFIC, INC.
March 27, 2009	By:	/s/ John B. Rush
John B. Rush
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
2.1	Asset Purchase Agreement, dated March 26, 2009, by and among Company, North American Scientific, Inc., a California corporation, and Portola Medical, Inc., a Delaware corporation.